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                                                                    EXHIBIT 10.6

January 24, 2003

Mr. Ron Hadani
417 Rutland Avenue
Teaneck, New Jersey

Dear Ron:

         The purpose of this letter (the "Letter Agreement") is to acknowledge and set forth the terms and conditions of your employment as President and Chief Executive Officer of Vision Sciences, Inc., a Delaware corporation (the "Company").

DUTIES AND RESPONSIBILITIES. While you are employed by the Company, you will serve as the President and Chief Executive Officer of the Company and will report directly to the Chairman of the Board of Directors of the Company. You will have such duties and responsibilities that are commensurate with your position and such other duties and responsibilities as are from time to time assigned to you by the Chairman of the Board of Directors of the Company. While you are employed by the Company, you will devote your full business time, energy and skill to the performance of your duties and responsibilities hereunder. You will not engage in any activities that will conflict with the best interests of the Company. You are required to perform your duties at the Company's headquarters, located in Natick, Massachusetts and Orangeburg, New York.

COMPENSATION. While you are employed by the Company, the Company will pay you a base salary at the rate of $190,000 per year, in accordance with the usual payroll practices of the Company. Your base salary will be reviewed annually by the Compensation Committee of the Board of Directors of the Company.

STOCK OPTIONS.

OPTION GRANT. The Company shall recommend to the Board of Directors of the Company that the Board of Directors of the Company (or a duly authorized committee thereof) grant to you an option (the "Option") to purchase 400,000 shares of the Company's common stock, par value $0.01 (the "Common Stock") under the Company's 2000 Stock Incentive Plan (the "Plan") at an exercise price equal to the fair market value (as defined in the Plan) of the Common Stock on the date of grant. The Option shall, to the maximum extent permitted by applicable law, be designated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and to the extent not allowable, the Option shall be a non-qualified stock option.

VESTING. The Option shall vest and become exercisable in four equal cumulative installments of 25%, with the first such installment vesting on the date of grant and the remaining installments vesting on each of the first three anniversaries of the date of grant, provided that you are continuously employed by the Company on each such vesting date.

FORM OF OPTION. The Option shall be granted pursuant to and, to the extent not contrary to the terms of this Letter Agreement, shall be subject to all of the terms and conditions imposed under the Company's standard stock option agreement and the Plan.

DISCRETIONARY GRANTS. In addition to the Option, in the sole discretion of the Board of Directors of the Company (or a duly authorized committee thereof), you shall be eligible for additional grants of stock options.

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BENEFITS AND FRINGES.

GENERAL. While you are employed by the Company, you will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its executives, subject to the satisfaction of any eligibility requirements.

VACATION. You will also be entitled to annual paid vacation in accordance with the Company's vacation policies in effect from time to time, which may be taken at such times as you elect with due regard to the needs of the Company.

REIMBURSEMENT OF BUSINESS EXPENSES. Upon presentation of appropriate documentation, you will be reimbursed in accordance with the Company's expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of your duties and responsibilities hereunder.

AUTOMOBILE ALLOWANCE. While you are employed by the Company, you will be entitled to a monthly automobile cash allowance of $750, payable in the first pay period of each month.

TERMINATION OF EMPLOYMENT. At all times, your employment with the Company is "at-will" which means that employment with the Company may be terminated at any time by either you or the Company with or without "cause" upon 90 days written notice to the other party; provided, however, in the event you give notice of termination to the Company, the Company may, in its sole discretion, make such termination effective earlier than any notice date. Upon any termination of your employment, you agree to immediately resign as an officer of the Company. Upon termination of your employment for any reason other than for "cause" ("Cause" shall be defined as (i) your defalcation or misappropriation of funds or property of the Company, or the commission of any other illegal act in the course of your employment with the Company which, in the reasonable judgement of the Board of Directors has a material adverse effect on the Company or, (ii) your conviction as a result of a felony), the Company will have no obligations under this Letter Agreement other than to pay you: (a) any unpaid base salary through the date of termination and any accrued vacation; (b) any earned and declared but unpaid bonus for the most recently completed fiscal year; (c) reimbursement for any unreimbursed expenses incurred through the date of termination; and (d) benefits in accordance with the terms of the applicable plans and programs of the Company.

RESTRICTIVE COVENANTS.

NON-COMPETITION. So long as you are employed by the Company under this Letter Agreement and for the one year period following your termination of employment for any reason (the "Restricted Period"), you will not, directly or indirectly, without the prior written consent of the Company, enter into Competition with the Company or any of its affiliates (the "Employer"). "Competition" means participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in the field of business that the Employer is engaged in as of the date of your termination of employment with the Company or is actively planning to engage in as of the date of your termination of employment with the Company.

CONFIDENTIALITY. While you are employed by the Company and thereafter, you will hold in a fiduciary capacity for the benefit of the Employer all secret or confidential information, knowledge or data relating to the Employer, and their respective businesses, which will have been obtained by you during your employment by the Company and which will not be or become public knowledge (other than by acts by you or your representatives in violation of this Letter Agreement). You will not, except as may be required to perform your duties hereunder or as may otherwise be required by law or legal process, without limitation in time or until such information will have become public or known in the Employer's industry (other than by acts by you or your representatives in violation of this Letter Agreement), communicate or divulge to others or use, whether directly or indirectly, any such information, knowledge or data regarding the Employer, and their respective businesses.

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NON-SOLICITATION OF CUSTOMERS. During the Restricted Period, you will not, directly or indirectly, influence or attempt to influence customers or suppliers of the Employer to divert their business to any competitor of the Employer.

NON-SOLICITATION OF EMPLOYEES. You recognize that you possess and will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. You recognize that the information you possess and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Employer. You agree that, during the Restricted Period, you will not, directly or indirectly, solicit or recruit any employee of the Employer for the purpose of being employed by you or by any competitor of the Employer on whose behalf you are acting as an agent, representative or employee and that you will not convey any such confidential information or trade secrets about other employees of the Employer to any other person.

NON-DISPARAGEMENT. You shall not, or induce others to, Disparage the Employer or any of their past and present officers, directors, employees or products. "Disparage" shall mean making comments or statements to the press, the Employer's employees or any individual or entity with whom the Employer has a business relationship which would adversely affect in any manner: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); or (ii) the business reputation of the Employer, or any of their products, or their past or present officers, directors or employees.

INJUNCTIVE RELIEF. It is further expressly agreed that the Employer will or would suffer irreparable injury if you were to compete with the Employer in violation of this Letter Agreement and that the Employer would by reason of such Competition be entitled to injunctive relief in a court of appropriate jurisdiction and you further consent and stipulate to the entry of such injunctive relief in such court prohibiting you from competing with the Employer in violation of this Letter Agreement.

SURVIVAL OF PROVISIONS. The obligations contained in this paragraph 6 will survive the termination of your employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this paragraph 6 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

REPRESENTATIONS. You represent and warrant that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which you are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you. The Company may assign the Letter Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. This Letter Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

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ARBITRATION. You agree that all disputes and controversies arising under or in connection with this Letter Agreement, other than seeking injunctive or other equitable relief under paragraph 6(f), will be settled by arbitration conducted before one (1) arbitrator mutually agreed to by the Company and you, sitting in New York, New York or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect; provided, however, that if the Company and you are unable to agree on a single arbitrator within 30 days of the demand by another party for arbitration, an arbitrator will be designated by the New York City Office of the American Arbitration Association. The determination of the arbitrator will be final and binding on you and the Employer. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party will bear their own expenses of such arbitration.

WITHHOLDING; TAXES. The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

GOVERNING LAW. This Letter Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

ENTIRE AGREEMENT. This Letter Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supercede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No amendments, alterations or modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

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         We hope that you find the foregoing terms and conditions acceptable.
You may indicate your agreement with the terms and conditions set forth in this Letter Agreement by signing the enclosed duplicate original of this Letter Agreement and returning it to Katsumi Oneda.

         We look forward to your employment with the Company

                                          Very truly yours,

                                          VISION SCIENCES, INC.

                                          By: /s/ Katsumi Oneda
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                                              Name: Katsumi Oneda
                                              Title: Chairman

ACCEPTED AND AGREED:

/s/ Ron Hadani
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Ron Hadani